UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2014

MONDIAL VENTURES, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

000-51033 (Commission File Number)	27-4481914 (IRS Employer Identification No.)

6564 Smoke Tree Lane Scottsdale, Arizona (principal executive offices)	85253 (Zip Code)

(480) 948-6581
(Registrant’s telephone number, including area code)

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.02.  Unregistered Sales of Equity Securities

During the period commencing September 10, 2014 through September 15, 2014, the Company issued 90,000,000 common shares to reduce debt on accounts payable balances by the amount of $5,400. The issued and outstanding common shares of the Company at the beginning of the period commencing September 10, 2014, as adjusted, was approximately 1,271,500,040, and for the period ending September 15, 2014 the issued and outstanding common shares of the Company was approximately 1,361,500,040.

The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”) for the private placement of these securities pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transaction does not involve a public offering, the Investor is an “accredited investor” and/or qualified institutional buyer, the Investor has access to information about the Company and its investment, the Investor will take the securities for investment and not resale, and the Company is taking appropriate measures to restrict the transfer of the securities.

Item 8.01 Other Information

I. Letter of Intent with MRGB3, LLC, an Oregon based limited liability company

On September 10, 2014 the Registrant (“Mondial”) and its majority owned subsidiary Boomerang Oil, Inc. and its wholly owned subsidiary 1913564 Ontario, Inc. (collectively, “Boomerang”) have entered into a Letter of Intent (“LOI”) with MRGB3, LLC, an Oregon based Limited Liability Company ("MRGB3"). The plans fully implemented, are expected to be able to close becoming binding on or about September 30, 2014. Upon successfully implementing closing process Mondial would join with MRGB3 via a “merger acquisition and reorganization process” that would effectively spin off Boomerang and subsidiary operations while simultaneously acquiring, MRGB3, a greenagricultural reduced carbon footprint growing, processing and distributing company for the purpose of deploying growth and expansion for the development of its business with distribution plans on a Global basis. The Mondial and MRGB3 merger acquisition and reorganization plan via broad parameters listed per the LOI would include but not be limited to i) all of the holders of Series C Preferred Stock of Mondial (“C Shares”) to transfer all of their outstanding C Shares to MNVN in exchange for all of MNVN’s 66.17% interest in the consolidated entity that is Boomerang Oil, Inc., and 1913564 Ontario, Inc., and related intangible assets (“Boomerang”); and all of the C Shares shall be transferred to the MRGB3 shareholders in exchange for all of the outstanding MRGB3 shares, ii) these transfers of shares must happen simultaneously such that Mondial shall never be a shell company and accordingly upon execution of a Reorganization Agreement, all the shares referenced above shall be deposited into escrow with attorney Milan Saha Esq. to be distributed at the Closing, iii) Mondial shall execute or have executed a CEO agreement with Michael Gillespie, principal owner of MRGB3, with compensation to be finalized vesting upon the achievement of certain milestones including but not limited to first harvest of crops and each successive harvest, launch of industrial scale zero carbon emission farming operations, acquisition of additional leases of land and planting on such land, and launch of robotic agriculture operations, iv) new Board of Director appointments including Milan Saha, Esq., Michael Gillespie in addition to Dennis Alexander staying on with Joanne Sylvanus as CFO with certain terms, including time transition periods to be formalized and set for Board members or other members to be established prior to closing including compensation, earn in and or share vesting, v) determination of the exact structure for the Transaction in order for it to qualify as a tax-free reorganization under §368 of the Internal Revenue Code, vi) potential name change for the Registrant (possible to Reduced Carbon Farming, Inc.), vii) valuations analysis, pre deal capitalization, financing structuring and current and ongoing requirements, structure and delineation of existing debt amongst the parties of the reorganization, and viii) various other formal approvals including both Board of Directors, and any required or requisite third parties of the final documentation.

II. Consummation of convertible promissory notes

On September 15, 2014, the Company issued two 10% convertible promissory notes, with right re purchase under certain terms up to 180 days from the effective date to certain institutional or accredited investors in behalf of its direct investment to the Company. Terms for the purchase price for each of the two convertible promissory notes include for certain payments to be established in two traunches with the release of funds in the second traunche based on certain terms occurring which is for the form 10-Q filing to be made and yield sign be removed from the otc quotation medium. The first traunche amount is to be a minimum amount of $25,000, or greater, and on receipt of the second truanche the aggregate amount together with the first would equal the total principal of $50,000. Each of the convertible promissory notes mature on March 15, 2015. The Company has the right to pre pay any time before March 14, 2015 with 7 days notice at 130 % of face value and including interest thereon the principal amount.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2014

MONDIAL VENTURES, INC.

By:	/s/ Dennis R. Alexander
Dennis R. Alexander, Chief Executive Officer